Exhibit 99.1
CONTACT: Jim Kosowski
304-234-2440
RELEASE DATE: July 18, 2006
FOR IMMEDIATE RELEASE
WHEELING-PITTSBURGH CORPORATION RESPONDS
TO REPORTS OF ESMARK PROXY INITIATIVE
WHEELING, WV, July 18, 2006 – Wheeling-Pittsburgh Corporation (NASDAQ: WPSC) today responded to published reports that Esmark Inc. plans to seek the election of a new slate of Wheeling-Pittsburgh directors and merge Wheeling-Pittsburgh and Esmark.
     “We have received proposals from Esmark in the past,” said James G. Bradley, Wheeling-Pittsburgh Chairman and CEO. “Our board evaluated Esmark’s earlier proposals in detail several months ago. This proposal does not appear to differ in any material respect from those proposals.
     “In keeping with their fiduciary duties to maximize shareholder value, management and the Board of Directors have decided instead to pursue a strategic alliance with CSN (Companhia Siderúrgica Nacional), a world-class, low-cost Brazilian producer of 5.6 million metric tons of steel,” Bradley said. “The discussions with CSN were announced on May 5, 2006 and are ongoing.
     “We remain excited about the possibilities surrounding a strategic alliance with CSN because of its access to and ownership of raw material assets, financial status and integrated steelmaking operational expertise. Specifically, we believe benefits that will derive from a CSN alliance include the coordinated operation of our North American facilities, including the full utilization of CSN’s modern, cold rolling and galvanizing facility in Terra Haute, IN. The coordinated North American operations also will benefit from access to a reliable supply of slabs and strategic capital investments in our facilities that will enhance Wheeling-Pittsburgh’s ability to serve its customers.”
About Wheeling-Pittsburgh:
Wheeling-Pittsburgh is a steel company engaged in the making, processing and fabrication of steel and steel products using both integrated and electric arc furnace technology. The Company manufactures and sells hot rolled, cold rolled, galvanized, pre-painted and tin mill sheet products. The Company also produces a variety of steel products including roll formed corrugated roofing, roof deck, floor deck, bridgeform and other products used primarily by the construction, highway and agricultural markets.
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